Exhibit 99.1
Fluence Energy, Inc. Reports Third Fiscal Quarter 2026 Results
ARLINGTON, Va., August 5, 2026 (GLOBE NEWSWIRE) – Fluence Energy, Inc. (Nasdaq: FLNC) (“Fluence” or the “Company”), a global market leader delivering intelligent energy storage, operational services, and asset optimization software, today announced its results for the three and nine months ended June 30, 2026.
Financial and Operational Highlights for Fiscal Quarter Ended June 30, 2026
•Revenue of approximately $649.8 million, compared to approximately $602.5 million in the same quarter last year, primarily driven by an increase in volume of fulfillments of energy storage solutions. Revenue was weaker than expected, primarily reflecting production delays at new contract manufacturing facilities.
•GAAP gross profit margin of approximately 5.1%, compared to approximately 14.8% in the same quarter last year.
•Adjusted gross profit margin1 of approximately 5.9%, compared to approximately 15.4% in the same quarter last year, primarily reflecting the impact of delays to revenue, the initial costs of deploying new product platforms, and recognized upfront cost associated with a planned agreement for long-term international battery cell supply.
•Net loss for the three and nine months ended June 30, 2026 of approximately $44.3 million and $136.1 million, respectively, compared to net income of approximately $6.9 million and net loss of approximately $92.1 million for the same periods last year, respectively.
•Adjusted EBITDA1 for the three and nine months ended June 30, 2026 of approximately $(29.3) million and $(90.8) million, respectively.
•Order intake of more than $1.44 billion for the fiscal quarter ended June 30, 2026, nearly triple the order intake of approximately $508.8 million for the same quarter last year.
•Secured approximately $850.0 million of data center business through July, including the Company's first large, behind-the-meter order signed during the third quarter and approximately $550.0 million of awards from a hyperscaler in July 2026.
•Backlog2 as of June 30, 2026 of approximately $6.4 billion, the highest level in Company history.
•Total liquidity3 of approximately $863.0 million as of June 30, 2026, including total cash4 of approximately $365.0 million.
“Customer demand for Fluence solutions continues to strengthen, driven by our differentiated technology, digital capabilities, and expanding role supporting the growing power needs of utilities, developers, and data centers. We have been increasing our production capacity globally to meet this growing demand, and although production has been behind our expectation for this year we have taken steps to achieve targeted production levels early in fiscal 2027," said Julian Nebreda, President and Chief Executive Officer. "With both record order intake and backlog, and increasing momentum with all of our customer segments including data centers, we remain confident in the long-term opportunity ahead and our positioning to capitalize on it."
Revised Fiscal Year 2026 Outlook
1 Non-GAAP Financial Metric. See the section titled "Non-GAAP Financial Measures" for more information regarding the Company's use of non-GAAP financial measures, as well as a reconciliation to the most directly comparable financial measures stated in accordance with GAAP.
2 Backlog represents the unrecognized revenue value of our contractual commitments, which include deferred revenue and amounts that will be billed and recognized as revenue in future periods. The company's backlog may vary significantly each reporting period based on the timing of major new contractual commitments and the backlog may fluctuate with currency movements. In addition, under certain circumstances, the Company's customers have the right to terminate contracts or defer the timing of its services and their payments to the Company.
3 Total liquidity is a management metric and is defined as cash and cash equivalents + restricted cash + capacity available under our working capital facilities, net of letters of credit issued. Our working capital facilities include our two supply chain financing programs and our revolving credit facility, under which we can issue letters of credit or, subject to certain limitations, incur borrowings thereunder. Each of our working capital facilities are subject to covenants and restrictions as set forth therein, including a cash draw sublimit in the revolving credit facility of $150.0 million. As of June 30, 2026, we had $193.0 million of outstanding letters of credit under our revolving credit facility, with remaining availability of $307.0 million.
4 Total cash includes cash and cash equivalents + restricted cash.

The Company now expects that $400.0 million in project deliveries will be delayed into fiscal 2027 due to production issues at a new international contract manufacturing facility and construction related delays that affected the completion and start-up of a new U.S. contract manufacturing facility. As a result, the Company is revising its fiscal year 2026 guidance as follows:
•Revenue of approximately $2.9 billion to $3.1 billion with a midpoint of $3.0 billion compared to the prior guidance range of approximately $3.2 billion to $3.6 billion with a midpoint of $3.4 billion.
•Adjusted EBITDA1 of approximately ($30.0) million to $10.0 million, with a midpoint of approximately ($10.0) million compared to prior guidance of approximately $40.0 million to $60.0 million with a midpoint of $50.0 million. This reduction reflects the reduced revenue outlook and an approximately $15 million upfront cost associated with a planned agreement for long-term international battery supply.
•Annual recurring revenue of approximately $180.0 million by the end of fiscal year 2026, which is unchanged.
"Although delays in deliveries of some U.S. projects impacted third quarter revenue and our full year outlook, the associated revenue remains in backlog and is expected to be recognized in fiscal 2027," said Ahmed Pasha, Chief Financial Officer. "We ended the quarter with strong liquidity, providing flexibility and a strong foundation to support increased order volume and future growth.”
The foregoing "Revised Fiscal Year 2026 Outlook" statements represent management's current best estimate as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the "Cautionary Note Regarding Forward-Looking Statements" section included in this release. Management does not assume any obligation to update these estimates.
Conference Call Information
The Company will conduct a teleconference starting at 8:30 a.m. EDT on Thursday, August 6, 2026, to discuss our third quarter results. To participate, analysts are required to register by clicking Fluence Energy Q3 Earnings Call Registration Link. Once registered, analysts will be issued a unique PIN number and dial-in number. Analysts are encouraged to register at least 15 minutes before the scheduled start time.
General audience participants, and non-analysts are encouraged to join the teleconference in a listen-only mode at: Fluence Energy Listen - Only Webcast, or on https://fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations. Supplemental materials that may be referenced during the teleconference will be available at: https://fluenceenergy.com, by selecting Investors, News & Events, and Events & Presentations.
A replay of the conference call will be available after 1:00 p.m. EDT on Thursday, August 6, 2026. The replay will be available on the Company’s website at https://fluenceenergy.com by selecting Investors, News & Events, and Events & Presentations.

Non-GAAP Financial Measures
We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Profit Margin, and Free Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented in accordance with GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. These measures have limitations as analytical tools, including that other companies, including companies in our industry, may calculate these measures differently, reducing their usefulness as comparative measures.
Adjusted EBITDA is calculated from the condensed consolidated statements of operations using net income (loss) adjusted for (i) interest (income) expense, net, (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, and (v) other non-recurring income or expenses. Adjusted EBITDA also includes amounts impacting net income related to estimated payments due to related parties pursuant to the Tax Receivable Agreement, dated October 27, 2021, by and among Fluence Energy, Inc., Fluence Energy, LLC, Siemens Industry, Inc. and AES Grid Stability, LLC (the “Tax Receivable Agreement”).
Adjusted Gross Profit is calculated from the condensed consolidated statements of operations using gross profit, adjusted to exclude (i) stock-based compensation expenses, (ii) depreciation and amortization, and (iii) other non-recurring income or expenses. Adjusted Gross Profit Margin is calculated using Adjusted Gross Profit divided by total revenue.
Free Cash Flow is calculated from the condensed consolidated statements of cash flows and is defined as net cash provided by (used in) operating activities, adjusted to exclude purchases made under supply chain financing arrangements, less repayments of obligations under supply chain financing arrangements and purchase of property and equipment made in the period. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures (for example, cash is still required to satisfy other working capital needs, including short-term investment policy, restricted cash, and intangible assets) and Free Cash Flow does not reflect our future contractual commitments.
Please refer to the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures included in tables contained at the end of this release.
The Company is not able to provide a quantitative reconciliation of full fiscal year 2026 Adjusted EBITDA to GAAP net income (loss) on a forward-looking basis because of the uncertainty around certain items that may impact Adjusted EBITDA, including stock compensation and restructuring expenses, that are not within our control or cannot be predicted at this time without unreasonable effort.
About Fluence
Fluence Energy, Inc. (Nasdaq: FLNC) is a global market leader delivering intelligent energy storage and optimization software for renewables and storage. The Company's solutions and operational services are helping to create a more resilient grid and unlock the full potential of renewable portfolios. With gigawatts of projects successfully contracted, deployed, and under management across nearly 50 markets, the Company is transforming the way we power our world for a more sustainable future.
For more information, visit our website, or follow us on LinkedIn. To stay up to date on the latest industry insights, sign up for Fluence's Full Potential Blog.
Cautionary Note Regarding Forward-Looking Statements

This press release and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release and on our earnings call, including without limitation, statements set forth above under “Revised Fiscal Year 2026 Outlook” and other statements regarding the Company's future results of operations and financial position, operational performance, the Company’s business, growth, and innovation strategy and the efficacy of our products and services to meet evolving needs, future market and industry growth and related opportunities for the Company, including relating to data centers, projected operating costs and future cost visibility, future liquidity, expectations relating to working capital, and access to capital and cash flows, future capital expenditures and debt service obligations, expectations related to backlog, pipeline, order intake, and contracted backlog, expectations regarding Smartstack becoming a leading product, expectations regarding the deployment, performance, and customer adoption of new product offerings, expectations regarding customer demand for Company products and solutions, impact of the Company’s planned new battery cell supply agreement, the Company’s supply chain strategy, including future volume and production capacity, expectations regarding our contract manufacturing partners and related facilities, potential impact from delays in ramp up of production facilities, associated project delays, and cost overruns, including those arising from the introduction of new product platforms, and projected costs, beliefs, assumptions, prospects, plans and objectives of management and timing associated therewith. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “may,” “possible,” “will,” “should,” “seeks,” “expects,” “plans,” “anticipates,” “grows,” “could,” “intends,” “targets,” “projects,” “contemplates,” "commits", “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments, as well as a number of assumptions concerning future events, and their potential effects on our business. These forward-looking statements are not guarantees of performance, and there can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements are subject to a number of risks, uncertainties, and other important factors that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the elimination or expiration of government incentives or regulations regarding renewable energy; changes in the global trade environment; fluctuations in order intake and results of operations across fiscal periods; a significant reduction in order volume or loss of significant customers or their inability to perform under contracts; competition for offerings and the ability to attract new customers and retain existing ones; maintaining and enhancing reputation and brand recognition; our ability to manage recent and future growth and the expansion of our business and operations; our ability to attract and retain highly qualified personnel; our growth depending on the success of relationships with third parties; delays, disruptions, and quality control problems in manufacturing operations; risks associated with engineering and construction, utility interconnection, commissioning and installation of energy storage products, cost overruns, and delays; supplier concentration and limited supplier capacity; operating as a global company with a global supply chain; changes in the cost and availability of raw materials and underlying components; lengthy sales and installation cycle for energy storage solutions; quality and quantity of components provided by suppliers; defects, errors, vulnerabilities, and/or bugs in products and technology; events and incidents relating to storage, delivery, installation, operation, maintenance, and shutdowns of products; current and planned foreign operations; failure by contract manufacturers, vendors, and suppliers to use ethical business practices and comply with applicable laws and regulations; actual or threatened health epidemics, pandemics, or similar public health threats; severe weather events; acquisitions made or that may be pursued; our ability to obtain financial assurances for projects; relatively limited operating and revenue history as an independent entity and the nascent clean energy industry; anticipated increases in expenses in the future and our ability to maintain prolonged profitability; the risk that amounts included in the pipeline and contracted backlog may not result in actual revenue or translate into profits; restrictions set forth in current and future credit and debt agreements; our uncertain ability to raise additional capital to execute on business opportunities; fluctuations in currency exchange rates; whether renewable energy technologies are suitable for widespread adoption or if sufficient demand for offerings does not develop or takes longer to develop than anticipated; our estimates on the size of the total addressable market; macroeconomic uncertainty and market conditions; interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets and corresponding effects on customers’ ability to finance energy storage systems and demand for energy storage solutions; the cost of electricity available from alternative sources; a decline or delay in public acceptance of renewable energy, or increase in the cost of customer projects; increased attention to environmental, social and governance matters; our ability to obtain, maintain, and enforce proper protection for intellectual property, including technology; the threat of lawsuits by third parties alleging intellectual property violations; our having adequate protection for trademarks and trade names; our ability to enforce intellectual property rights; our patent portfolio; our ability to effectively protect data integrity of technology infrastructure, data, and other business systems; the use of open-source software; our failure to comply with third-party license or technology agreements; our inability to license rights to use technologies on reasonable terms; compromises, interruptions, or shutdowns of systems; use of artificial intelligence (“AI”) technologies; potential changes in tax laws or regulations; barriers arising from current electric utility industry policies and regulations and any subsequent changes; environmental, health, and safety laws and potential obligations, liabilities, and costs thereunder; actual or perceived failure to comply with data privacy and data security laws, regulations, industry standards, and other requirements relating to the privacy, security, and processing of personal information; potential future legal proceedings, regulatory disputes, and governmental inquiries; ownership of our Class A common stock; short-seller activists; being a “controlled company” within the meaning of the rules of the Nasdaq Stock Market; conflicts of interest by officers and directors due to positions with our continuing equity owners; relationship with our founders and continuing equity owners; terms of our amended and restated certificate of incorporation and amended and restated bylaws; our dependence on distributions from Fluence Energy, LLC to pay taxes and expenses and Fluence Energy, LLC’s ability to make such distributions may be limited or restricted in certain scenarios; risks arising out of the Tax Receivable Agreement; unanticipated changes in effective tax rates or adverse outcomes resulting from examination of tax returns; risks related to the 2030 Convertible Senior Notes; improper and ineffective internal control over reporting to comply with the Sarbanes-Oxley Act; changes in accounting principles or their applicability; and estimates or judgments relating to critical accounting policies; and other important factors set forth under Part I, Item 1A.“Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 25, 2025 and Part II, Item 1A. "Risk Factors" in this Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, as well as in other filings we make with the SEC from time to time. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements made in this press release. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.
Analyst Contact
Chris Shelton, Vice President of Finance, GID, and Investor Relations
Email: InvestorRelations@fluenceenergy.com
Media Contact
Shayla Ebsen, Director of Communications
+1 605-645-7486
Email: media.na@fluenceenergy.com

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in Thousands, except share and per share amounts)

	Unaudited
	June 30, 2026	September 30, 2025
Assets
Current assets:
Cash and cash equivalents	$339,328	$690,768
Restricted cash	25,630	23,862
Trade receivables, net	350,134	272,820
Unbilled receivables	328,210	239,594
Receivables from related parties	108,922	200,748
Advances to suppliers	226,390	126,778
Inventory, net	783,031	455,015
Other current assets	162,861	54,671
Total current assets	2,324,506	2,064,256
Non-current assets:
Property and equipment, net	$43,506	$50,320
Intangible assets, net	64,221	63,403
Goodwill	28,297	28,584
Deferred income tax asset	2,878	4,046
Other non-current assets	152,195	146,391
Total non-current assets	291,097	292,744
Total assets	$2,615,603	$2,357,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$295,056	$321,004
Deferred revenue	956,491	640,457
Deferred revenue with related parties	57,531	79,916
Personnel related liabilities	44,189	31,850
Accruals and provisions	274,935	246,235
Taxes payable	15,186	30,317
Other current liabilities	90,661	20,590
Total current liabilities	1,734,049	1,370,369
Non-current liabilities:
Deferred income tax liability	$9,101	$9,530
Convertible senior notes, net	392,164	390,804
Other non-current liabilities	49,065	37,449
Total non-current liabilities	450,330	437,783
Total liabilities	2,184,379	1,808,152
Stockholders’ Equity:
Preferred stock, $0.00001 per share, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and September 30, 2025	—	—
Class A common stock, $0.00001 par value per share, 1,200,000,000 shares authorized; 144,125,253 shares issued and 143,136,891 shares outstanding as of June 30, 2026; 132,014,571 shares issued and 131,164,365 shares outstanding as of September 30, 2025	1	1
Class B-1 common stock, $0.00001 par value per share, 134,325,805 shares authorized; 41,432,781 and 51,499,195 shares issued and outstanding as of June 30, 2026 and September 30, 2025, respectively	—	—
Class B-2 common stock, $0.00001 par value per share, 200,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2026 and September 30, 2025	—	—
Treasury stock, at cost	(12,930)	(10,213)
Additional paid-in capital	670,321	627,956
Accumulated other comprehensive income	14,394	11,613
Accumulated deficit	(298,576)	(199,762)
Total stockholders’ equity attributable to Fluence Energy, Inc.	373,210	429,595
Non-Controlling interests	58,014	119,253
Total stockholders’ equity	431,224	548,848
Total liabilities and stockholders’ equity	$2,615,603	$2,357,000

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. Dollars in Thousands, except share and per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Revenue	$600,180	$566,926	$1,317,908	$947,532
Revenue from related parties	49,668	35,607	272,065	273,407
Total revenue	649,848	602,533	1,589,973	1,220,939
Cost of goods and services	616,607	513,434	1,487,053	1,068,057
Gross profit	33,241	89,099	102,920	152,882
Operating expenses:
Research and development	23,740	26,011	63,351	65,325
Sales and marketing	25,300	19,822	70,600	59,213
General and administrative	37,735	35,603	116,809	113,722
Depreciation and amortization	3,986	3,628	12,010	9,386
Interest (income) expense, net	(2,915)	1,083	1,219	733
Other income, net	(11,101)	(8,519)	(19,392)	(4,315)
(Loss) income before income taxes	(43,504)	11,471	(141,677)	(91,182)
Income tax expense (benefit)	772	4,577	(5,574)	869
Net (loss) income	$(44,276)	$6,894	$(136,103)	$(92,051)
Net (loss) income attributable to non-controlling interest	$(11,459)	$642	$(37,289)	$(25,791)
Net (loss) income attributable to Fluence Energy, Inc.	$(32,817)	$6,252	$(98,814)	$(66,260)

Weighted average number of Class A common shares outstanding:
Basic	138,129,139	130,723,258	134,060,941	130,062,109
Diluted	138,129,139	183,645,493	134,060,941	130,062,109
(Loss) income per share of Class A common stock:
Basic	$(0.24)	$0.05	$(0.74)	$(0.51)
Diluted	$(0.24)	$0.01	$(0.74)	$(0.51)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(U.S. Dollars in Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income	$(44,276)	$6,894	$(136,103)	$(92,051)

(Loss) gain on foreign currency translation, net of tax	(2,862)	13,405	(4,867)	16,768
Gain (loss) on cash flow hedges, net of tax	14,200	(5,412)	8,475	2,287
Total other comprehensive income	11,338	7,993	3,608	19,055
Total comprehensive (loss) income	$(32,938)	$14,887	$(132,495)	$(72,996)
Comprehensive (loss) income attributable to non-controlling interest	$(8,463)	$2,905	$(36,462)	$(20,389)
Total comprehensive (loss) income attributable to Fluence Energy, Inc.	$(24,475)	$11,982	$(96,033)	$(52,607)

FLUENCE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(U.S. Dollars in Thousands)

	Nine Months Ended June 30,
	2026	2025
Operating activities
Net loss	$(136,103)	$(92,051)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,723	18,929
Amortization of debt issuance costs	3,712	3,072
Inventory provision	(6,756)	(811)
Stock-based compensation	14,118	15,459
Deferred income taxes	(119)	5,814
Changes in operating assets and liabilities:
Trade receivables, net	(77,924)	64,761
Unbilled receivables	(85,919)	22,357
Receivables from related parties	91,826	204,158
Advances to suppliers	(99,644)	(38,415)
Inventory	(321,405)	(469,694)
Other current assets	(75,985)	20,524
Other non-current assets	(11,552)	(23,504)
Accounts payable	(22,215)	(180,842)
Deferred revenue with related parties	(22,379)	9,598
Deferred revenue	318,984	264,498
Accruals and provisions	26,317	(118,359)
Taxes payable	(15,037)	(56,187)
Other current liabilities	10,703	(65,617)
Other non-current liabilities	12,121	5,029
Net cash used in operating activities	(366,534)	(411,281)
Investing activities
Capital expenditures on software and other	(11,656)	(10,023)
Purchase of property and equipment	(9,678)	(10,024)
Issuance of note receivable	(30,000)	—
Proceeds from sale of equity method investment	3,686	—
Net cash used in investing activities	(47,648)	(20,047)
Financing activities
Class A common stock withheld related to settlement of employee taxes for stock-based compensation awards	(2,717)	(490)
Proceeds from issuance of 2030 Convertible Senior Notes	—	400,000
Purchases of Capped Calls related to 2030 Convertible Senior Notes	—	(29,000)
Payment for debt issuance costs	(1,704)	(12,132)
Purchases under supply chain financing arrangements	101,937	—
Repayments of obligations under supply chain financing arrangements	(24,751)	—
Proceeds from exercise of stock options	3,470	1,767
Distribution to AES Grid Stability	—	(1,035)
Principal payments on finance leases	(4,180)	(465)
Net cash provided by financing activities	72,055	358,645
Effect of exchange rate changes on cash and cash equivalents	(7,545)	13,865
Net decrease in cash, cash equivalents, and restricted cash	(349,672)	(58,818)
Cash, cash equivalents, and restricted cash as of the beginning of the period	714,630	518,706
Cash, cash equivalents, and restricted cash as of the end of the period	$364,958	$459,888
Supplemental Cash Flows Information
Interest paid	$14,112	$7,876
Cash paid (refund) on income taxes	$19,016	$(1,429)

FLUENCE ENERGY, INC.
KEY OPERATING METRICS (UNAUDITED)
The following tables present our key operating metrics as of June 30, 2026 and September 30, 2025. The tables below present the metrics in either Gigawatts (GW) or Gigawatt hours (GWh). Our key operating metrics focus on project milestones to measure our performance and designate each project as either “deployed”, “assets under management”, “contracted backlog”, or “pipeline”.

	June 30, 2026	September 30, 2025	Change	Change %
Energy Storage Products and Solutions
Deployed (GW)	7.4	6.8	0.6	9%
Deployed (GWh)	19.3	17.8	1.5	8%
Contracted Backlog (GW)	12.6	9.1	3.5	38%
Pipeline (GW)	45.6	35.7	9.9	28%
Pipeline (GWh)	163.7	122.0	41.7	34%

(amounts in GW)	June 30, 2026	September 30, 2025	Change	Change %
Services
Assets under Management	6.3	5.6	0.7	13%
Contracted Backlog	7.9	7.0	0.9	13%
Pipeline	33.3	29.4	3.9	13%

(amounts in GW)	June 30, 2026	September 30, 2025	Change	Change %
Digital
Assets under Management	22.8	22.0	0.8	4%
Contracted Backlog	13.9	12.1	1.8	15%
Pipeline	51.4	63.7	(12.3)	(19%)
The following table presents our order intake for the three and nine months ended June 30, 2026 and 2025. The table is presented in Gigawatts (GW):

(amounts in GW)	Three Months Ended June 30,				Nine Months Ended June 30,
	2026	2025	Change	Change %	2026	2025	Change	Change %
Energy Storage Products and Solutions
Contracted	2.6	0.7	1.9	271%	4.2	1.9	2.3	121%
Services
Contracted	0.3	1.4	(1.1)	(79)%	1.6	2.0	(0.4)	(20)%
Digital
Contracted	0.6	0.9	(0.3)	(33)%	6.0	5.4	0.6	11%
Deployed
Deployed represents cumulative energy storage products and solutions that have achieved substantial completion and are not decommissioned. Deployed is monitored by management to measure our performance towards achieving project milestones.
Assets Under Management
Assets under management for service contracts represents our long-term service contracts with customers associated with our completed energy storage system products and solutions. In general, we start providing maintenance, monitoring, or other operational services after the storage product projects are completed. This is not limited to energy storage solutions delivered by Fluence. Assets under management for digital software represents contracts signed and active (post go live). Assets under management serves as an indicator of expected revenue from our customers and assists management in forecasting our expected financial performance.
Contracted Backlog
For our energy storage products and solutions contracts, contracted backlog includes signed customer orders or contracts under execution prior to when substantial completion is achieved. For service contracts, contracted backlog includes signed service agreements associated with our storage product projects that have not been completed and the associated service has not started. For digital applications contracts, contracted backlog includes signed agreements where the associated subscription has not started.
We cannot guarantee that our contracted backlog will result in actual revenue in the originally anticipated period or at all. Contracted backlog may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our contracted backlog fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Contracted/Order Intake
Contracted, which we use interchangeably with “order intake”, represents new energy storage product and solutions contracts, new service contracts and new digital contracts signed during each period presented. We define “Contracted” as a firm and binding purchase order, letter of award, change order or other signed contract (in each case an “Order”) from the customer that is received and accepted by Fluence. Our order intake is intended to convey the dollar amount and gigawatts (operating measure) contracted in the period presented. We believe that order intake provides useful information to investors and management because the order intake provides visibility into future revenue and enables evaluation of the effectiveness of the Company’s sales activity and the attractiveness of its offerings in the market.
Pipeline
Pipeline represents our uncontracted, potential revenue from energy storage products and solutions, service, and digital software contracts, which have a reasonable likelihood of contract execution within 24 months. Pipeline is an internal management metric that we construct from market information reported by our global sales force. Pipeline is monitored by management to understand the anticipated growth of our Company and our estimated future revenue related to customer contracts for our battery-based energy storage products and solutions, services and digital software.
We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.
Annual Recurring Revenue (ARR)
ARR represents the net annualized contracted value including software subscriptions including initial trial, licensing, long term service agreements, and extended warranty agreements as of the reporting period. ARR excludes one-time fees, revenue share or other revenue that is non-recurring and variable. The Company believes ARR is an important operating metric as it provides visibility to future revenue. It is important to management to increase this visibility as we continue to expand. ARR is not a forecast of future revenue and should be viewed independently of revenue and deferred revenue as ARR is an operating metric and is not intended to replace these items.

FLUENCE ENERGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)

The following tables present our non-GAAP measures for the periods indicated.

($ in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(44,276)	$6,894	$(136,103)	$(92,051)
Add:
Interest expense (income), net	(2,915)	1,083	1,219	733
Income tax expense (benefit)	772	4,577	(5,574)	869
Depreciation and amortization	11,198	8,255	30,723	18,929
Stock-based compensation	4,891	6,400	14,121	15,542
Other non-recurring expenses(a)	1,034	146	4,818	3,246
Adjusted EBITDA	$(29,296)	$27,355	$(90,796)	$(52,732)
(a) Amount for the three months ended June 30, 2026 includes $0.5 million for secondary offering expenses and $0.5 million for legal and consulting fees related to potential strategic transactions. Amount for the three months ended June 30, 2025 includes approximately $1.4 million in severance costs related to restructuring and $1.2 million in income as a result of a reduction of our Tax Receivable Agreement liability. Amounts for nine months ended June 30, 2026 includes approximately $3.8 million for legal and consulting fees related to potential strategic transactions, $0.5 million of impairment expense related to an equity method investment, and $0.5 million for secondary offering expenses. Amount for the nine months ended June 30, 2025 includes $4.5 million in severance costs related to restructuring and $1.2 million in income as a result of a reduction of our Tax Receivable Agreement liability.

($ in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Total revenue	$649,848	$602,533	$1,589,973	$1,220,939
Cost of goods and services	616,607	513,434	1,487,053	1,068,057
Gross profit	33,241	89,099	102,920	152,882
Gross profit margin %	5.1%	14.8%	6.5%	12.5%
Add:
Stock-based compensation	199	636	1,084	2,154
Depreciation and amortization	5,185	2,734	12,768	5,388
Other non-recurring expenses	—	307	—	606
Adjusted Gross Profit	$38,625	$92,776	$116,772	$161,030
Adjusted Gross Profit Margin %	5.9%	15.4%	7.3%	13.2%

($ in thousands)	Nine Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(366,534)	$(411,281)
Add: Purchases under supply chain financing arrangements	101,937	—
Less: Repayments of obligations under supply chain financing arrangements	(24,751)	—
Less: Purchase of property and equipment	(9,678)	(10,024)
Free Cash Flow	$(299,026)	$(421,305)